Exhibit 99.3

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Ron Parham

Pondel Wilkinson Parham Investor Relations for Digimarc

503-924-1985

rparham@pondel.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Files Management’s Internal Control Report on Form 8-K

Digimarc expects to file a Form 10-K amendment within the next several days to include the assessment and attestation reports as required by Section 404 of the Sarbanes-Oxley Act

Beaverton, OR — May 16, 2005 — Digimarc Corporation (NASDAQ: DMRCE) announced today that it has filed on a Form 8-K a report of management’s assessment on internal control over financial reporting as contemplated by Section 404 of the Sarbanes-Oxley Act.

The assessment report is not accompanied by the related attestation report of the Company’s independent registered public accounting firm.   The attestation report has been delayed by a number of factors, namely the extensive time and effort necessary to complete the restatement of prior period financial statements and the 2004 audit, which were completed less than 40 days ago, and the extensive documentation and signoff processes required for Section 404 by the Company’s independent registered public accounting firm.  The Company anticipates that the attestation report will be completed within the next several days and intends to file the requisite amended Form 10-K for the year ended December 31, 2004, as soon as possible thereafter.

The Company believes that it has completed all work necessary under Section 404 to provide management’s report on internal controls, and submitted the report to its independent registered public accounting firm.  As previously announced, based on the material weaknesses the Company has identified, the Company expects that the attestation report of its independent registered public accounting firm will conclude that the Company’s internal control over financial reporting was not effective as of December 31, 2004.

The report filed today on Form 8-K is the report that the Company expects will be included with the Company’s Form 10-K amendment.  Through this Form 8-K filing, management has made its best efforts to keep the market fully apprised of material information relating to its operations, and to achieve substantial compliance with the filing requirements and the extension provided by Nasdaq until May 16, 2005 to file the internal control reports required by Section 404.  The Company will file its Form 10-K/A with both management’s assessment and the attestation report of its independent registered public accounting firm as soon as possible.  The information attached to such Form 8-K is preliminary and is subject to review by the Company when the Company’s independent registered public accounting firm concludes the work necessary to issue its attestation report.  There can be no assurance that management’s report on internal controls or the related disclosures included in the Company’s Form 10-K amendment will the same as the information attached to the Form 8-K.

As previously disclosed by the Company, the Nasdaq Listing Qualifications Panel has granted the Company until May 16, 2005 to file the Section 404 internal control reports pursuant to an amendment to the Company’s Form 10-K.  The Company has requested continued relief from Nasdaq listing requirements pending the filing of the Section 404 internal control reports in an amendment to the Company’s Form 10-K, but there can be no assurance that the Nasdaq Panel will grant the Company’s request for continued listing.

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications.

Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries.  Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 192 issued U.S. patents with more than 4,000 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more Company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the anticipated filing date of the Company’s amended Form 10-K for the year ended December 31, 2004, statements relating to the contents of management’s report on internal control over financial reporting that will be filed with such Form 10-K amendment, statements relating to the completion of the Company’s work required by Section 404 of the Sarbanes-Oxley Act, statements relating to the expected conclusions of the Company’s independent registered public accounting firm as to the effectiveness of the Company’s internal control over financial reporting, and other statements of management’s opinion or expectations, such as statements containing the words “believes,” “expects,” “estimates,” “anticipates” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, further analysis of the Company’s internal control over financial reporting, the completion of all work necessary under Section 404 by the Company’s independent registered public accounting firm, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including but not limited to those described in the Company’s Form 10-Q for the quarterly period ended March 31, 2005, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview,” “Restatement of Prior Financial Results,” “Critical Accounting Policies and Estimates,” “Liquidity and Capital Resources,” and “Risk Factors,” and in Part I, Item 4 thereof (“Controls and Procedures”).